Exhibit 99(h)(iii)

FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and effective as of the 1st day of January, 2017, by and between FMI FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the  Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Company desires to retain USBFS to provide accounting services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant
The Company hereby appoints USBFS as fund accountant of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS
USBFS shall provide the following accounting services to each Fund:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from each Fund’s investment adviser.

(2)
For each valuation date, obtain prices from a pricing source approved by the board of directors of the Company (the “Board of Directors”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of each Fund with each Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to each Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Company.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Company.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by each Fund’s transfer agent on a timely basis.

(2)
Determine net investment income (earnings) for each Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)	Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon.

(4)	Determine the net asset value of each Fund according to the accounting policies and procedures set forth in each Fund's current prospectus.

(5)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)	Communicate to the Company, at an agreed upon time, the per share net asset value for each valuation date.

(7)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)	Prepare monthly security transactions listings.

D.	Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for each Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Company.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making each Fund's accounting records available to the Company, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)
Cooperate with the Company’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on each Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights; Pricing of Securities
USBFS has entered into an agreement with Intercontinental Exchange, f/k/a Interactive Data Corporation (“ICE”) which obligates USBFS to include the following provisions in this Agreement.

A.	ICE AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

B.
Company agrees that ICE and its suppliers shall have no liability to Company, or a third party, for errors, omissions or malfunctions in the services it provides to USBFS, other than the obligation of ICE to endeavor upon receipt of notice from Company, to correct a malfunction, error or omission in any such service.  This paragraph shall not have any affect upon the standard of care and liability of USBFS has set forth in Section 8 of this Agreement.

C.
Company acknowledges that the services provided by ICE or its suppliers to USBFS are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  Company accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the services provided by ICE to USBFS, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

D.
Company shall indemnify ICE and its suppliers and hold ICE harmless from any and all losses, damages, liability, costs, including attorneys’ fees, resulting directly or indirectly from any claim or demand against ICE or its suppliers by a third party arising out of or related to the accuracy or completeness of any services provided by ICE to USBFS that are received by Company, or any data, information, service, report, analysis or publication derived therefrom. The Company agrees that neither ICE nor its suppliers shall be liable for any claim or demand against the Company by any third party.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 8 of this Agreement.

E.
Notwithstanding the language provided in Section (3) herein, USBFS is in  no way absolved from any duties and responsibilities set forth in Section two (2) of this Agreement, including performing tolerance checks, reviewing the current day’s activities on a per-share basis and reviewing changes in market value. For instance, USBFS will review daily exception reports to examine securities which exceed set tolerance levels and check those identified securities against a secondary source to confirm the change is due to normal business activity. USBFS shall reimburse Company for any payments made by Company for services contained in this paragraph F herein, that USBFS fails to perform.

F.
Neither Company, nor ICE, shall be liable for (i) any special, direct or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit thereof.

G.
Company acknowledges that ICE’s third party data suppliers may have the right to cause the termination of USBFS’ provision of ICE’s services to Company, with or without notice, and that neither any third party data supplier nor ICE shall have any liability in connection therewith.  This paragraph shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 8 of this Agreement.

H.
For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Directors and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

I.
In the event that Company at any time receives data from ICE containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is professional disagreement about which is best.  No evaluation method, including those used by ICE, may consistently generate approximations that correspond to actual “traded” prices of the instruments; (ii) ICE’s methodologies used to provide the pricing portion of certain data may rely on evaluations; however, Company acknowledges that there may be errors or defects in ICE’s software, databases, or methodologies that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) Company assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of the use of evaluations and other pricing data provided via the services provided by ICE used in Company’s applications, regardless of any efforts made by ICE in this respect.  USBFS shall immediately notify Company that an evaluation or evaluations have been used rather than market quotations. Company shall indemnify and hold ICE completely harmless in the event that errors, defects, or inappropriate evaluations are made available via the services or data provided by ICE.
4.	Changes in Accounting Procedures
Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

5.	Changes in Equipment, Systems, Etc.
USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Company under this Agreement.

6.	Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses as are reasonably incurred by USBFS in performing its duties hereunder.  The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith.  The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.	Representations and Warranties
A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.	Standard of Care; Indemnification; Limitation of Liability
A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Notification of Error
The Company will notify USBFS of any discrepancy between USBFS and the Company, including, but not limited to, failing to account for a security position in each Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Company; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

10.	Data Necessary to Perform Services
The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information
A.
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.    USBFS acknowledges that it has implemented appropriate measures  relating to the Company and its shareholders to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and all confidential information, protect any reasonable foreseeable threats or hazards to the security or integrity of confidential information and to ensure appropriate disposal of confidential information (collectively, the “Information Security Program”). USBFS shall promptly notify the Company of any unauthorized access to confidential information.  USBFS shall respond to the Company’s reasonable requests for information concerning USBFS’ Information Security Program and, upon request, will provide a summary of its applicable policies and procedures to the Company.  USBFS shall notify the Company of any changes to the Information Security Program.

B.
The Company, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

12.	Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

13.	Compliance with Laws
The Company has and retains primary responsibility for all compliance matters relating to each Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information.  USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto.

14.	Term of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of one (1) year.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Subsequent to the end of the one (1) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

15.	Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company

16.	Assignment
This Agreement shall extend and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.

17.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

18.	No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.          Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.          Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.          Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
Attn: President

and notice to the Company shall be sent to:

FMI Funds, Inc.
100 East Wisconsin Avenue, Suite 2200
Milwaukee, WI 53202
 Attn:  CCO

With an additional notice sent to the following:

Fiduciary Management, Inc.
100 East Wisconsin Avenue, Suite 2200
Milwaukee, WI 53202
 Attn:  CCO

22.          Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John S. Brandser	By: /s/ Michael R.McVoy

Name: John S. Brandser	Name: Michael R. McVoy

Title: Vice President	Title: Executive Vice President

Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Separate Series of FMI Funds, Inc.

Name of Series
FMI Common Stock Fund
FMI International Fund
FMI Large Cap Fund

Exhibit B to the Fund Accounting Servicing Agreement - FMI Funds, Inc.

Fund Accounting
Fund Administration & Compliance Services
FMI Funds, Inc.
FMI Large Cap Fund, FMI Common Stock Fund, FMI International Fund
Investor Class and Institutional Class
FEE SCHEDULE EFFECTIVE 01/01/2017

Annual Fee Based Upon Average Net Assets per Complex
♦	___ basis points on the first $___ Billion
♦	___ basis points on the next $___ Billion
♦	___ basis points on the balance

Additional fee of $___ for each additional class and/or for a Controlled Foreign Corporation (CFC)

Included Services
•	Tax services
•	Blue Sky registration service
•	Daily Performance reporting
•	Section 18 Compliance Testing (daily asset coverage test)
•	Legal Administration (annual legal administration and subsequent new fund launch)
•	Charles River daily fund compliance testing
•	Advisor Information Source (AIS)
•	PFIC Analysis and Monitoring
•	Gainskeeper
•	Unity

Additional Services
Pricing Services
$___ – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$___ – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$___ – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
$___ – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$___ – Bank Loans
$___ – Swaptions
$___ – Credit Default Swaps
$___ per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the complex level)
$___ per security on the First 100 Securities
$___ per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)
$___ per Foreign Equity Security per Month
$___ per Domestic Equity Security per Month
$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Exhibit B (continued) to the Fund Accounting Servicing Agreement - FMI Funds, Inc.

MSCI Licensing Fees

Fair Value Services, (FT Interactive)
✓	$___ on the first 100 securities/day
✓	$___ on the balance of securities/day
        Third Party Administrative Data Charges (descriptive data for each security)
✓	$___ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

        Chief Compliance Officer Support Fee
✓	$___ per year per fund complex

Miscellaneous Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, tax e-filing charges, conversion expenses (if necessary), SWIFT processing and customized reporting.

Available Services   Available but not included above are the following services – Equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

Fees are calculated pro rata and billed monthly.